EXHIBIT 21.1

Vanguard Natural Resources, LLC
SUBSIDIARIES OF THE REGISTRANT
as of December 31, 2013

	Place of		Percentage
Entity Name	Incorporation	Owner	Ownership

Vanguard Natural Gas, LLC	Kentucky	Vanguard Natural Resources, LLC	100%

VNR Holdings, LLC	Delaware	Vanguard Natural Gas, LLC	100%

Vanguard Permian, LLC	Delaware	Vanguard Natural Gas, LLC	100%

Vanguard Operating, LLC	Delaware	Vanguard Natural Gas, LLC	100%

VNR Finance Corp.	Delaware	Vanguard Natural Resources, LLC	100%

Encore Energy Partners Operating LLC	Delaware	Vanguard Natural Gas, LLC	100%

Encore Clear Fork Pipeline LLC	Delaware	Encore Energy Partners Operating LLC	100%